Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3
(No. 333-234039), S-8 (No. 333-219333), S-8 (No. 333-198365) and S-8 (No. 333-167478) of Mercer International Inc. of our report dated February 17, 2022 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting,  which appears in Mercer International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-3 (No. 333-234039).

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada
February 17, 2022